EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of the Date of March 3, 2011 (the "Effective Date"), by and between Tongji Healthcare Group, Inc., a Nevada corporation (the "Company") and Eric Zhang ("Employee") (collectively the "Parties").

WITNESSETH:

WHEREAS, Employee has represented that he has the experience, background and expertise necessary to enable him to be Company's CFO on a part-time basis; and

WHEREAS, based on such representation, and Company's reasonable due diligence, Company wishes to employ Employee as its CFO on a part-time basis, and Employee wishes to be so employed, in each case, upon the terms hereinafter set forth.

1.      EMPLOYMENT.

1.1
  Agreement to Employ. Effective as of the Effective Date, Company hereby agrees to employ Employee, and Employee hereby agrees to serve, subject to the provisions of this Agreement, as an officer and employee of Company on a part-time basis.

1.2
Duties and Schedule. Employee shall serve as Company's CFO on a part-time basis and shall have such responsibilities as designated by Company's Chief Executive Officer or the Board that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to CEO or the Board as circumstances may require.

1.3
Term of Agreement. Unless Employee's employment shall sooner terminate pursuant to Section 3, Company shall employ Employee for a term commencing on the Effective Date for three years (the period during which Employee is employed pursuant to this Agreement shall be referred to as the "Term" or the "Term of Employment").

2.      COMPENSATION.

2.1
Salary. Employee's annual salary during the Term shall be $25,000 before the Company upgrades itself into mainboard exchanges such as NYSE, AMEX or NASDAQ, etc. and $50,000 after the Company's upgrade. Employee’s salary shall be paid on a monthly basis arrears no later than the last day of each month. The Company also should reimburse the Employee's out-of-pocket expenses such as air tickets, accommodations and other business related expenses in a timely manner. The Company shall cause the Board's Compensation Committee (or in the absence of such committee, the Board of Directors) to review Employee's salary at least once per year and may, in its discretion, increase (but not decrease) the salary in accordance with Company's compensation policies and the Employee’s performance and contributions to the Company.

2.2
Rights/Options/Restricted Common Stock. Upon signing this Agreement, the Company shall grant the Employee an option to purchase 100,000 shares of Company's Common Stock from the Company, such option to vest in three equal installments of 33,333 shares, with the last installment being 33,334 shares, starting on the first anniversary of grant and subsequent anniversaries thereafter. The exercise price shall be the closing price of the share, as quoted on the OTCBB website on the date of grant.

3. TERMINATION.

3.1
Termination by Company for Cause. Company may terminate Employee's employment hereunder for any reason whatsoever by delivery of written notice to Employee. If Company terminates Employee's employment hereunder, Employee shall be entitled only to (a) Employee's accrued and unpaid Salary through the Date of Termination; and (b) the compensation for one month salary will be paid by the Company after the Date of Termination provided Employee signs a waiver discharging the Company of all liabilities and responsibilities satisfactory to the Company.

3.2
Termination by Employee. Any termination of this Agreement by Employee by formal notice of at least 30 days shall have the same effect as a termination by Company for Cause, but the employee shall not receive compensation after termination by employee's own will.

3.3
Notice of Termination. Any termination of the Employee by Company shall be communicated by a notice of termination to the Employee given in accordance with this Agreement (the "Notice of Termination"). Such notice shall (a) indicate the specific termination provision in this Agreement relied upon and (b) if the termination date is other than the date of receipt of such notice specify the dates on which the Employee's employment is to be terminated (which date shall not be earlier than the date on which such notice is given).

3.4
Payment. Except as otherwise provided in this Agreement, more specifically excluding severance payments, any payments to which the Employee shall be entitled under this Section 3, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the date of termination, but in no event more than 30 days after the date of termination. If the amount of any payment due to the Employee cannot be finally determined within 30 days after the Date of Termination, such amount shall be   reasonably estimated on a good faith basis by Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination. As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Employee shall be made as promptly as practicable.

4. MISCELLANEOUS.

4.1
Indemnification. Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Employee harmless from and against any expenses, including reasonable attorney's fees, judgments, fines, settlements and other legally permissible amounts ("Losses"), incurred in connection with any proceeding arising out of, or related to, Employee's employment by Company. Company shall, or shall cause a subsidiary thereof to, advance to Employee any expenses, including attorney's fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by Employee in defense of any such proceeding shall be paid by Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Employee is not entitled to be indemnified by Company or any subsidiary thereof. Company will provide and/or reimburse Employee with coverage under all director's and officer's liability, professional and D&O insurance policies which is has in effect during the Term, with no deductible to Employee.

4.2
Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

4.3	Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

4.4
Withholding. Company may withhold and/or pay from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings and taxes as shall be required to be withheld and be taxed pursuant to any applicable law or regulation.

4.5
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

4.6	Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

4.7
Entire Agreement. This Agreement contains the entire agreement amongthe parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

4.8
Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

4.9
Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

4.10
Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.11
Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

EMPLOYEE:	TONGJI HEALTHCARE GROUP, INC.
By:

Mr. Eric Zhang	Mr. Yunhui Yu
March 3, 2011	President and Chief Executive Officer
March 3, 2011